Exhibit 99.1

American Midstream Reports Fourth Quarter and Full Year 2018 Results

HOUSTON, TX - April 1, 2019 - American Midstream Partners, LP (NYSE: AMID) (“American Midstream” or the “Partnership”) today reported financial and operational results for the three and twelve months ended December 31, 2018. Net loss attributable to the Partnership was $7.8 million for the year ended December 31, 2018 compared to $223.0 million for 2017. Adjusted EBITDA (1) was $184.6 million for the year ended December 31, 2018, compared to $176.4 million for 2017. The Partnership’s distributable cash flow was $69.8 million for the year ended December 31, 2018, compared to $91.1 million for 2017.

SEGMENT PERFORMANCE

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Offshore Pipelines and Services	$45,636	$22,871	$134,106	$103,970
Gas Gathering and Processing Services	11,847	10,946	51,888	48,053
Liquid Pipelines and Services	10,771	9,698	40,542	39,870
Natural Gas Transportation Services	8,746	6,306	36,130	23,005
Terminalling Services	3,172	6,869	22,814	29,956

Total Segment Gross Margin (1)	$80,172	$56,690	$285,480	$244,854

Offshore Pipelines and Services

Segment gross margin was $45.6 million for the three months ended December 31, 2018, an increase of 100% compared to the same period in 2017. The increase was primarily a result of a 32% increase in throughput volumes on the Partnership’s offshore consolidated assets, as well as rate and imbalance adjustments on the Destin and Okeanos pipelines. Quarterly cash distributions from unconsolidated affiliates, Delta House, Destin and Okeanos, were $29.8 million for the three months ended December 31, 2018, compared to $29.6 million for the same period in 2017.

(1)	Adjusted EBITDA and Total Segment Gross Margin are Non-GAAP supplemental financial measures. Please read “Non-GAAP Financial Measures” in this press release.

Gas Gathering and Processing Services

Segment gross margin was $11.8 million for the three months ended December 31, 2018, an increase of 8% compared to the same period in 2017. The increase reflected producer development activity across the Partnership’s Gas Gathering and Processing Services segment, which contributed to a 20% increase in throughput volumes on the Partnership’s Permian Basin assets compared to the same period in 2017.

Liquid Pipelines and Services

Segment gross margin was $10.8 million for the three months ended December 31, 2018, an increase of 11% as compared to the same period in 2017. The Partnership benefited from increased producer activity across the segment, which contributed to an 11% increase in throughput volumes on the Partnership’s consolidated assets compared to the same period in 2017. Quarterly cash distributions from unconsolidated affiliates were $3.7 million, a 60% increase compared to the same period in 2017. The increase in distributions was driven by a 43% increase in throughput volumes, primarily attributable to the Partnership’s interest in the Cayenne pipeline, which commenced operation in January of 2018.

Natural Gas Transportation Services

Segment gross margin was $8.7 million for the three months ended December 31, 2018, a 39% increase compared to the same period in 2017. The increase was primarily attributable to the acquisition of Trans-Union pipeline in November 2017. Throughput volumes grew 43% compared to the same period in 2017.

Terminalling Services

Segment gross margin was $3.2 million for the three months ended December 31, 2018, a decrease of 54% compared to the same period in 2017. The decrease in gross margin was primarily a result of the sale of the Partnership’s Marine Products Terminals, on August 1, 2018, for approximately $210 million and the Partnership’s Refined Products Terminals, on December 20, 2018, for approximately $125 million.

Pending Merger

On March 18, 2019, the Partnership announced it had entered into a definitive agreement and plan of merger with an affiliate (the “Purchaser”) of ArcLight Energy Partners Fund V, L.P. (“ArcLight”). The Purchaser will acquire, for cash, in a merger transaction, all outstanding common units of the Partnership not already held by affiliates of ArcLight, at a price of $5.25 per common unit.

The merger is expected to close in the second quarter of 2019. The merger is subject to customary closing conditions, including an amendment to the Partnership’s credit agreement. The Partnership will not make any cash distributions on its common units or preferred units prior to the closing of the merger.

Upon closing of the merger, the Partnership will be a wholly owned subsidiary of the Purchaser and its common units will cease to be publicly traded.

As a result of the pending merger, the Partnership will not hold a conference call in connection with the issuance of this earnings release.

CAPITAL MANAGEMENT

As of December 31, 2018, the Partnership had approximately $1.0 billion of total debt outstanding, comprising of $515 million outstanding under its revolving credit facility, $425 million in outstanding 8.50% senior unsecured notes and $88 million in outstanding non-recourse senior secured notes. The Partnership had a consolidated total leverage ratio of approximately 5.8 times at December 31, 2018.

For the three months ended December 31, 2018, capital expenditures totaled approximately $24 million, including approximately $6 million of maintenance capital expenditures. For the twelve months ended December 31, 2018, capital expenditures totaled approximately $97 million, including approximately $16 million of maintenance capital expenditures.

Non-GAAP Financial Measures

This press release and the accompanying tables include supplemental non-GAAP financial measures, including “Adjusted EBITDA,” “Total Segment Gross Margin,” “Operating Margin,” and “Distributable Cash Flow.” For definitions and required reconciliations of supplemental non-GAAP financial measures to the nearest comparable GAAP financial measures, please read “Note About Non-GAAP Financial Measures” set forth in a later section of this press release.

About American Midstream Partners, LP

American Midstream Partners, LP is a limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs and condensate to end-use markets. American Midstream’s assets are strategically located in some of the most prolific offshore and onshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. American Midstream owns or has an ownership interest in approximately 5,100 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 90 MBbl/d of crude oil and 220 MMcf/d of natural gas; and terminal sites with approximately 3.0 MMBbls of storage capacity.

For more information about American Midstream Partners, LP, visit: www.americanmidstream.com. The content of our website is not part of this release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We have used the words “could,” “expect,” “intend,” “may,” “will,” “would,” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include actions by ArcLight, lenders, regulatory agencies, and other third parties, changes in market conditions, and information described in our public disclosure and filings with the SEC, including the risk factors and other information that will be included in our Annual Report on Form 10-K for the year ended 2018. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update such statements for any reason, except as required by law.

Investor Contact

American Midstream Partners, LP

Mark Schuck

Director of Investor Relations

(346) 241-3497

ir@americanmidstream.com

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2018	December 31, 2017
Assets

Cash and cash equivalents	$9,069	$8,782
Restricted cash	30,868	20,352
Accounts receivable, net of allowance for doubtful accounts of $591 and $225 as of December 31, 2018 and December 31, 2017, respectively	76,632	98,132
Inventory and other current assets	27,422	26,386

Total current assets	143,991	153,652
Property, plant and equipment, net	997,708	1,095,585
Goodwill	51,723	128,866
Restricted cash - long term	5,083	5,045
Intangible and other assets, net	133,992	174,010
Investment in unconsolidated affiliates	337,796	348,434
Other assets, net	17,403	17,874

Total assets	$1,687,696	$1,923,466

Liabilities, Equity and Partners’ Capital

Total current liabilities (1)	$649,892	$137,493
Asset retirement obligations	67,451	66,194
Other long-term liabilities	18,491	2,080
Long-term debt	500,739	1,201,456
Deferred tax liability	1,421	8,123

Total liabilities	1,237,994	1,415,346

Convertible preferred units	324,624	317,180

Total Equity and partners’ capital	125,078	190,940

Total liabilities, equity and partners’ capital	$1,687,696	$1,923,466

(1)	Total current liabilities include $514.8 million outstanding under the Partnership’s revolving credit facility, which matures September 2019.

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except for per unit amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Revenues	$176,962	$163,037	$805,354	$651,435

Operating expenses:
Cost of sales	130,092	114,485	592,040	457,371
Direct operating expenses	22,082	25,437	87,677	82,256
Corporate expenses	19,786	27,489	89,706	112,058
Termination fee	—	—	17,000	—
Depreciation, amortization and accretion	20,897	24,614	87,171	103,448
Gain on sale of assets, net	4,373	—	(95,118)	(4,063)
Impairment of long-lived assets and intangible assets	1,610	116,609	1,610	116,609
Impairment of goodwill	—	77,961	—	77,961

Total operating expenses	198,840	386,595	780,086	945,640

Operating income (loss)	(21,878)	(223,558)	25,268	(294,205)
Other income (expense), net:
Interest expense, net of capitalized interest	(26,576)	(15,428)	(82,410)	(66,465)
Other income (expense), net	498	4,006	560	36,254
Earnings in unconsolidated affiliates	34,187	13,269	81,929	63,050

Income (loss) from continuing operations before income taxes	(13,769)	(221,711)	25,347	(261,366)
Income tax expense	(950)	1,376	(32,995)	(1,235)

Income (loss) from continuing operations	(14,719)	(220,335)	(7,648)	(262,601)
Income from discontinued operations, including gain on sale	—	1,910	—	44,095

Net income (loss)	(14,719)	(218,425)	(7,648)	(218,506)
Net income attributable to noncontrolling interests	(33)	(1,087)	(116)	(4,473)

Net income (loss) attributable to the Partnership	$(14,752)	$(219,512)	$(7,764)	$(222,979)

Limited Partners’ net income (loss) per common unit:
Basic and diluted:
Income (loss) from continuing operations	$(0.41)	$(4.32)	$(0.75)	$(5.70)
Income from discontinued operations	—	0.03	—	0.85

Net income (loss) per common unit	$(0.41)	$(4.29)	$(0.75)	$(4.85)

Weighted average number of common units outstanding
Basic and diluted	53,239	52,697	53,136	52,043

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Twelve months ended December 31,
	2018	2017
Net cash provided by operating activities	$5,175	$9,620

Net cash provided by (used in) investing activities	248,800	(40,491)

Net cash used in financing activities	(243,134)	(264,180)

Net decrease in Cash, Cash equivalents, and Restricted cash	10,841	(295,051)

Cash, cash equivalents and restricted cash
Beginning of period	34,179	329,230

End of period	$45,020	$34,179

American Midstream Partners, LP and Subsidiaries

Reconciliation of Net income (loss) attributable to the Partnership to

Adjusted EBITDA and Distributable Cash Flow

(Unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Reconciliation of Net loss attributable to the Partnership to Adjusted EBITDA and DCF:
Net loss attributable to the Partnership	$(14,752)	$(219,512)	$(7,764)	$(222,979)

Depreciation, amortization and accretion	20,897	24,593	87,171	102,766
Interest expense, net of capitalized interest	26,576	15,428	82,410	66,465
Amortization of deferred financing costs	(2,343)	(1,507)	(7,485)	(5,117)
Gain on extinguishment of debt	—	—	—	(1,870)
Debt issuance costs paid	2,276	3,470	6,977	5,705
Unrealized loss (gain) on commodity derivatives, net	(350)	(498)	2	—
Non-cash equity compensation expense	1,112	1,965	4,641	8,032
Transaction expenses	5,869	11,705	28,791	42,860
Termination fee	—	—	17,000	—
Income tax expense	950	(1,376)	32,995	1,235
Impairment of long-lived assets and intangible assets	1,610	116,609	1,610	116,609
Impairment of goodwill	—	77,961	—	77,961
Discontinued operations	—	(965)	—	(37,212)
Distributions from unconsolidated affiliates	33,453	31,870	97,713	90,846
General Partner contribution	—	—	17,732	34,614
Earnings in unconsolidated affiliates	(34,187)	(13,269)	(81,929)	(63,050)
Other income	257	(153)	(132)	(409)
(Gain) loss on sale of assets, net	4,373	—	(95,118)	(4,063)
Gain on revaluation of equity interest	—	(3,616)	—	(35,999)

Adjusted EBITDA	$45,741	$42,705	$184,614	$176,394

Interest expense, net of capitalized interest	(26,576)	(15,428)	(82,410)	(66,465)
Amortization of deferred financing costs	2,343	1,507	7,485	5,117
Unrealized (loss) gain on interest rate swaps	7,277	(2,897)	1,154	(1,109)
Gain on extinguishment of debt	—	—	—	1,870
Letter of credit fees	—	307	21	517
Maintenance capital	(6,339)	(2,322)	(15,970)	(8,892)
Preferred unit distributions	—	—	(25,061)	(16,311)

Distributable cash flow	$22,446	$23,872	$69,833	$91,121

American Midstream Partners, LP and Subsidiaries

Reconciliation of Total Gross Margin to Net loss attributable to the Partnership

(Unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Total Segment Gross Margin	$80,172	$56,690	$285,480	$244,854
Direct operating expenses	(21,297)	(21,047)	(78,012)	(70,385)

Operating margin	58,875	35,643	207,468	174,469

Gains (losses) on commodity derivatives, net	2,566	(86)	2,036	(119)
Corporate expenses	(19,784)	(27,488)	(89,706)	(112,058)
Termination fee	—	—	(17,000)	—
Depreciation, amortization and accretion	(20,897)	(24,615)	(87,171)	(103,448)
Gain (loss) on sale of assets, net	(4,373)	—	95,118	4,063
Impairment of long-lived assets and intangible assets	(1,610)	(116,609)	(1,610)	(116,609)
Impairment of goodwill	—	(77,961)	—	(77,961)
Interest expense, net of capitalized interest	(26,576)	(15,428)	(82,410)	(66,465)
Other income, net	498	4,005	560	36,254
Other, net	(2,468)	829	(1,938)	508
Income tax expense	(950)	1,375	(32,995)	(1,235)
Income (loss) from discontinued operations, including gain on sale	—	1,910	—	44,095
Net income attributable to noncontrolling interest	(33)	(1,087)	(116)	(4,473)

Net income (loss) attributable to the Partnership	$(14,752)	$(219,512)	$(7,764)	$(222,979)

American Midstream Partners, LP and Subsidiaries

Segment Financial and Operating Data

(Unaudited, in thousands, except for operating and pricing data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Segment Financial and Operating Data:

Offshore Pipelines and Services Segment
Financial data:
Segment gross margin	$45,636	$22,871	$134,106	$103,970
Direct operating expenses	7,373	6,988	30,578	17,040

Segment operating margin	$38,263	$15,883	$103,528	$86,930

Distributions:
Destin/Okeanos	$12,726	$12,000	$46,205	$38,667
Delta House	17,053	17,572	40,385	43,746

Total	$29,779	$29,572	$86,590	$82,413

Operating data:
Average throughput (MMcfe/d)	557.2	422.8	498.1	497.1
Average Destin/Okeanos throughput (MMcf/d)	1,038.5	1,035.1	1,029.9	1,094.0
Average Delta House throughput (MBoe/d)	89.4	63.3	68.7	101.2

Gas Gathering and Processing Services Segment
Financial data:
Segment gross margin	$11,847	$10,946	$51,888	$48,053
Direct operating expenses	8,246	8,028	28,000	34,040

Segment operating margin	$3,601	$2,918	$23,888	$14,013

Operating data:
Average throughput (MMcf/d)	176.8	192.7	170.8	202.0

Liquid Pipelines & Services
Financial data:
Segment gross margin	$10,771	$9,698	$40,542	$39,870
Direct operating expenses	2,883	5,152	11,162	13,061

Segment operating margin	$7,888	$4,546	$29,380	$26,809

Distributions:
Distributions from unconsolidated affiliates	$3,675	$2,298	$11,123	$7,334

Operating data:
Average unconsolidated affiliate throughput (MBbls/d)	128.9	90.2	117.1	87.7
Average other liquid pipelines throughput (MBbls/d)	79.5	71.6	76.8	67.4

Natural Gas Transportation Services Segment
Financial data:
Segment gross margin	$8,746	$6,306	$36,130	$23,005
Direct operating expenses	2,795	883	8,272	6,244

Segment operating margin	$5,951	$5,423	$27,858	$16,761

Operating data:
Average throughput (MMcf/d)	612.4	429.4	678.9	394.7

Terminalling Services Segment
Financial data:
Segment revenue	$7,414	$16,497	$45,363	$54,541
Cost of sales	3,457	5,242	12,885	12,715
Direct operating expenses	785	4,386	9,664	11,870

Segment operating margin	$3,172	$6,869	$22,814	$29,956

Note About Non-GAAP Financial Measures

Total segment gross margin, operating margin, Adjusted EBITDA and distributable cash flow are performance measures that are non-GAAP financial measures. Each has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider total segment gross margin, operating margin, Adjusted EBITDA or distributable cash flow in isolation or as a substitute for, or more meaningful than analysis of, our results as reported under GAAP. Total segment gross margin, operating margin, Adjusted EBITDA or distributable cash flow may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a supplemental non-GAAP financial measure used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash flow to make cash distributions to our unitholders and our General Partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus depreciation, amortization and accretion expense (“DAA”) excluding non-controlling interest share of DAA, interest expense, net of capitalized interest excluding , debt issuance costs paid during the period, unrealized gains (losses) on commodity derivatives, non-cash charges such as non-cash equity compensation expense, charges that are unusual such as transaction expenses primarily associated with our acquisitions, income tax expense, distributions from unconsolidated affiliates and General Partner’s contribution, less earnings in unconsolidated affiliates, discontinued operations, gains (losses) that are unusual, such as gain on revaluation of equity interest and gain (loss) on sale of assets, net, and other non-recurring items that impact our business, such as construction and operating management agreement income (“COMA”) and other post-employment benefits plan net periodic benefit. The GAAP measure most directly comparable to our performance measure Adjusted EBITDA is Net income (loss) attributable to the Partnership.

DCF is a significant performance metric used by us and by external users of the Partnership’s financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership’s unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership’s quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA, less interest expense, net of capitalized interest excluding realized gain/(loss) on interest rate swaps and letter of credit fees, maintenance capital expenditures, and distributions related to the Series A and Series C convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Segment gross margin and total segment gross margin are metrics that we use to evaluate our performance. These metrics are useful for understanding our operating performance because it measures the operating results of our segments before DD&A and certain expenses that are generally not controllable by our business segment development managers, such as certain operating costs, general and administrative expenses, interest expense and income taxes. Operating margin is useful for similar reasons except that it also includes all direct operating expenses in order to assess the performance of our operating managers.

We define segment gross margin in our Gas Gathering and Processing Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives, construction and operating management agreement income and the cost of natural gas, and NGLs and condensate purchased.

We define segment gross margin in our Liquid Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives and the cost of crude oil purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Natural Gas Transportation Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Offshore Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminalling Services segment as total revenue less cost of sales and direct operating expense which includes direct labor, general materials and supplies and direct overhead.

Total segment gross margin is a supplemental non-GAAP financial measure that we use to evaluate our performance. We define total segment gross margin as the sum of the segment gross margins for our Gas Gathering and Processing Services, Liquid Pipelines and Services, Natural Gas Transportation Services, Offshore Pipelines and Services and Terminalling Services segments. The GAAP measure most directly comparable to total segment gross margin is Net Income (Loss) attributable to the Partnership.